Exhibit (p)(30)

CODE OF ETHICS

Updated:

April 2014

DEFINITIONS	4

I. INTRODUCTION	7

A. Purpose	7

B. Compliance with this Code	7
1. Certificate of Compliance	9
2. Board Approval	9
3. Code Violations	9

II. PERSONAL SECURITIES TRANSACTIONS	11

A. Trading in General	11
1. Exempt Securities	11
2. Circumstances Requiring Pre-clearance	13
a. Pre-clearance Approval	13
b. Procedures for Approval	13
3. Initial Public Offerings	13
4. Private Placements	14
5. Short-Term Trading	14
6. Market Timing	15
7. Gifting of Securities / Inheritance	15

B. Reporting	15
1. Disclosure of Holdings and Accounts	15
2. Transactions for all Access Persons	16

III. FIDUCIARY DUTIES	17

A. Fraudulent Practices	17
B. Conflicts of Interest	18

C. Dispensing Information	18

D. Gifts and Entertainment	19

E. Outside Business Activities	23

IV. INSIDER TRADING POLICY	26

A. Material Information	26

B. Non-public Information	27
1. Information Provided in Confidence	27
2. Information Disclosed in Breach of Duty	28

C. Guidance on Insider Trading	28

D. Penalties for Insider Trading	28

E. Procedures to Implement the Policy against Insider Trading	29
1. Trading Restrictions and Reporting Requirements	29

2. Information Barrier Policy	29
a. Cross-Barrier Procedures	29
b. The Adviser Watch List	30
i. Placement of Securities On/Off the Adviser Watch List	30
ii. Implementation and Monitoring	30
c. The Adviser Restricted List	31
i. Placement of Securities On/Off the Adviser Restricted List	31
ii. Implementation and Monitoring	31
3. Confidentiality	31

V. CODE OF CONDUCT	31

A. Employee Privacy	32

B. Customer Privacy and Data Security	32

C. Relations with Business Partners	32

D. Fair Dealing	32

E. Antitrust and Fair Competition	33

F. Safeguarding Adviser Resources	33
1. Physical Property	33
2. Intellectual Property	34
3. Funds	34
4. Information Technology Systems	34

G. Money Laundering Prevention	35

H. Economic Sanctions	35

I. Communicating with Regulators and Other Government Officials	35

J. Government Business	35

K. Anticorruption and Bribery	35

L. Whistleblower Protection Policy	36

M. Political Contributions	37

N. Charitable Contributions	38

APPENDIX A	39

APPENDIX B	41

Definitions

Access Person: For the purpose of this Code, all employees of PineBridge Investments are considered Access Persons. Access Persons may also include consultants or temporary workers (including interns) who have direct or indirect access to sensitive information. Sensitive information includes, but is not limited to, client or trade (PineBridge or personal) information, non-public information per the Insider Trading policy set out within this Code, litigation and any information that the consultant(s) or temporary worker(s) direct supervisor reasonably believes should be determined to be sensitive. It is the responsibility of the employee with direct supervision of a consultant(s) or temporary worker(s) to (1) determine whether the consultant or temporary worker has direct or indirect access to sensitive information; and (2) to notify the Compliance Department upon the hire and termination of the temporary worker(s) and consultant(s).

Note: For purposes of this Code, a prohibition or requirement applicable to any Access Person applies also to transactions in Securities or Related Securities for any account for which the Access Person or a Household Member has control and/or a Beneficial Ownership.

Adviser: PineBridge Investments Limited and all its controlled affiliates (“PineBridge Investments”).

Advisory Client or Client: An entity that has signed an agreement with the Adviser for the provision of discretionary or non-discretionary investment management services.

Beneficial Ownership: A direct or indirect Pecuniary Interest in the securities or shares that an Access Person has. An Access Person is presumed to have a Beneficial Ownership interest in any Security held, individually or jointly, by the Access Person and/or a Household Member.

Note: Access Persons should consult the Compliance Department if in doubt as to whether he/she has Beneficial Ownership of Securities.

Consultant: An individual or organization providing professional services to PineBridge Investments for a fee.

Closed End Fund: Type of fund that has a fixed number of shares usually listed on a major stock exchange. Unlike open-ended mutual funds, closed end funds do not issue and redeem shares on a continuous basis.

De Minimis Amount: Either Gifts or Entertainment from any single individual that in aggregate do not exceed $50 in value in a calendar month.

Disinterested Director/Non-Employee Investment Committee Personnel: A director of any Fund managed by the Adviser who is not in the position to influence the operations of an Advisory Client. Disinterested Directors are currently not subject to the requirements of this Code.

Entertainment: An event where a business contact, counterparty or vendor is present with the employee and where business matters can be discussed.

Exchange Traded Funds (ETF): A fund that typically tracks an index, but can be traded like a stock. An ETF holds assets such as stocks, commodities or bonds, and trades close to its net asset value over the course of a trading day. Because ETFs are traded on stock exchanges, they can be bought and sold at any time during the day (unlike most mutual funds).

Fund: Registered open-end and closed-end investment companies or commingled vehicles advised or sub-advised by the Adviser.

Gift: Anything of value that is received and/or offered from/to a business contact, vendor, counterparty or regulatory body.

Household Member: A member of an Access Person’s family and/or legal dependent that shares the same residence as the Access Person.

Investment Personnel: Any employee entrusted with the direct responsibility and authority, either alone or as part of a co-manager team or group, to make investment decisions affecting an Advisory Client’s investment plans and interests, as well as other personnel, such as research analysts, trading personnel, individuals who provide information or advice to portfolio managers and those individuals who execute portfolio manager decisions.

Manager: Any employee who has one or more other employees who report to him or her.

Pecuniary Interest: The opportunity to profit directly or indirectly or share in any profit derived from a transaction in a security.

Private Placement: The sale of a bond or other security directly to a limited number of investors in a private offering. For purposes of this Code, private placements do not include funds sponsored by PineBridge.

Protegent PTA: A web based application used by Access Persons to submit all necessary forms/reports under the requirements of this Code. Access Persons must, whenever possible, use Protegent PTA to comply with the reporting requirements of this Code. However, in cases where an Access Person does not have access to the system, the Access Person must receive approval from the Compliance Department prior to submitting any required forms/reports manually.

Related Security: Any instrument related in value to that Security, including, but not limited to, any option or warrant to purchase or sell that Security, and any Security convertible into or exchangeable for the Security.

Securities: Any note, stock (including ADRs), treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, futures contracts and options traded on a commodities exchange, including: currency futures; fractional undivided interest in oil, gas, or other mineral rights; any put, call, straddle, option or privilege on any security or on any group or index of securities (including any interest therein or based on the value thereof); or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency or; in general, any interest or instrument commonly known as a security or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any security.

For the purposes of the Code, please note the following:

•	Commodities are not considered Securities.

•	Futures and options on any group or index of Securities are considered Securities.

I. Introduction

A. Purpose

The Adviser believes that individual investment activities by its officers and employees should not be prohibited or discouraged. Nonetheless, the nature of the Adviser’s fiduciary obligations necessarily requires some restrictions on the investment activities of Access Persons and their Household Members.

Access Persons are agents of the Adviser. In managing assets for the Adviser’s Clients, Access Persons have a fiduciary responsibility to treat the Adviser’s Clients fairly. This duty requires a course of conduct, consistent with other statutory obligations, that seeks to be prudent and in the Client’s best interest.

This Code of Ethics (the “Code”) is intended to address three fundamental principles that must guide the personal investment activities of Access Persons in light of his/her fiduciary duties:

(1)	Place the interests of the Adviser’s Clients first. As fiduciaries, Access Persons must avoid serving personal interests ahead of the interests of the Adviser’s Clients.

(2)	Avoid taking inappropriate advantage of one’s position as an Access Person.

(3)	Conduct personal investing activities in such a way as to avoid even the appearance of a conflict of interest with investment activities undertaken for the Adviser’s Clients.

This Code has been adopted pursuant to applicable regulations, which require that every registered investment company and registered investment adviser adopt a code of ethics regarding personal investment activities of persons having access to information about portfolio transactions of the Adviser’s Clients. In addition, investment advisers must keep certain records regarding personal investment activities of Access Persons and make them available for inspection by regulatory representatives.

B. Compliance with this Code

Compliance with this Code and the applicable securities laws is a condition of employment. A violation of this Code may be cause for disciplinary action by the Adviser, including termination of employment. Other disciplinary actions may include warnings and periods of “probation” during which all personal investment activities (except for specifically approved liquidation of current positions) are prohibited.

Meeting our responsibilities enables our business to succeed and grow, today and in the future. Each of us is expected to:

(1)	Understand and act according to this Code and Adviser’s policies, applicable laws and regulations.

(2)	Seek guidance from management, compliance personnel or Adviser’s legal counsel when you have questions.

(3)	Promptly report concerns about possible violations of this Code or applicable laws and regulations to management.

(4)	Participate in training to keep up-to-date on current standards and expectations. Once notified that you are an Access Person you will receive an electronic mail requiring you to complete Code of Ethics training.

No reason, including the desire to meet business goals, can ever be an excuse for violating laws or regulations.

Manager/Supervisor Responsibility: It is the responsibility of the employee with direct supervision of a consultant(s) or temporary worker(s) to: (1) determine whether the consultant or temporary worker has direct or indirect access to sensitive information; and (2) to notify the Compliance Department upon the hire and termination of the temporary worker(s) and consultant(s).

Each Manager is expected to fulfill the following additional responsibilities:

(1)	Serve as a role model for the highest ethical standards and create and sustain a culture of trust, honesty, integrity and respect.

(2)	Be a resource for employees. Ensure that they are aware of, understand, and know how to apply this Code and Adviser’s policies, applicable laws and regulations in their daily work.

(3)	Seek assistance from other Managers or Adviser’s legal counsel, compliance officers or human resource professionals when unsure of the best response to any given situation.

(4)	Be proactive. Take reasonable actions to prevent and identify misconduct. Report situations that might impact the ability of employees to act ethically on behalf of Adviser.

Any transactions that appear to indicate a pattern of abuse of an Access Person’s fiduciary duties to the Adviser’s Clients will be subject to scrutiny regardless of technical compliance with the Code.

This Code shall be superseded by local regulatory practices as applicable. Each Regional Compliance officer shall communicate such exceptions to all Access Persons in their respective region.

Access Persons are required to report any violations of this Code to the Chief Compliance Officer (or his/her designee). Most concerns likely can be resolved by talking to and working with management, Human Resources and/or Compliance. If further review and inquiry are required, the Chief Compliance Officer and/or other applicable parties will expeditiously investigate any reported items. Access Persons will not face retaliation if he/she reports violations of this Code. Retaliation itself constitutes a violation of this Code.

In addition, Adviser employees may ask questions, raise concerns or report instances of non-compliance with this Code, Adviser policies or applicable laws and regulations by contacting their regional Compliance Officer.

Note: To the extent that Access Persons are away from work on extended leave and will be accessing the Adviser’s email or computer systems, the Access Person is required to comply with the requirements outlined in the Code. Special arrangements regarding submission of pre-clearance requests should be cleared with the Compliance Department prior to the commencement of leave.

1.	Certificate of Compliance

Employees will receive a copy of this Code and any amendments as they are made. New hires are required to certify that they have received a copy of the Code and that they understand its contents. All employees are required to certify their receipt and understanding of amendments to the Code. In addition, employees must make annual certifications within 30 days of the calendar year-end using Protegent PTA.

2.	Board Approval

The directors of certain Advisers and the directors of certain Funds are required to make a determination that this Code contains provisions reasonably necessary to prevent Access Persons from violating applicable anti-fraud provisions.

A majority of the Fund’s board, including a majority of the Fund’s independent directors, is required to:

a)	approve the Code when the Fund initially engages the Adviser, and

b)	approve any subsequent material changes to the Code within six months of the change.

3.	Code Violations

For the purpose of this policy, violations shall include the failure to: (a) pre-clear a trade, (b) file a timely initial, quarterly or annual report or certification, (c) disclose a brokerage account, and (d) report gift, entertainment or outside business activities in accordance with the Code. Violators of the Code of Ethics may be reported to management. The General Counsel, Global Head of Compliance and Regional Chief Compliance Officers have the ability to consider the application of the Code on a case-by-case basis including the ability to grant waivers, exceptions, or warnings as deemed appropriate, on the assumption that there is sufficient reason and any instances are appropriately documented.

Please note that this policy does not cover our Insider Trading Policy included in Section IV of this document (violation of which may lead to immediate dismissal).

•	1st Violation – Following assessment of all relevant facts, the Compliance Department may issue a violation memo to the Access Person, with a copy sent to his/her direct supervisor and the senior manager of his/her business group. If deemed sufficiently serious, Human Resources may be consulted.

•	2nd Violation – The Access Person shall receive a disciplinary memo from the Compliance Department, with a copy sent to his/her direct supervisor, the senior manager of his/her business group, the Regional Head of HR, the Adviser’s CEO, the Global Head of Compliance, and PineBridge Investments’ CEO. The employee will be required to meet with the Adviser’s Compliance Department and a member of the Executive Committee to discuss the importance of complying with this policy. An offending Access Person may be excluded from the bonus pool for a 2nd violation at the discretion of PineBridge senior management.

•	3rd Violation – In addition to the disciplinary actions applicable to 2nd violations, the Access Person shall be subject to disciplinary and/or monetary sanctions including but not limited to the following: suspension of trading privileges, disgorgement of trading profits and/or termination of employment. The sanction shall be at the discretion of the senior manager of the employee’s business group, the Adviser’s CEO, and PineBridge Investments’ CEO.

Compliance will retire a Code of Ethics violation from an employee’s record following two (2) years of activity without incurring any new violations.

Certain countries may have procedures for handling violations that differ from those discussed above. In those countries, the Adviser will follow the local guidelines and not those included in the Code.

II. Personal Securities Transactions

A. Trading in General

Access Persons may not knowingly engage in the purchase or sale of a Security or Related Security (other than an Exempt Security, as explained below) of which they have Beneficial Ownership (other than an Exempt Transaction, as explained in Appendix A) and which, within three (3) business days before and after the transaction1 (also known as the “Blackout Period”):

(1)	is being considered for purchase or sale by an Advisory Client, or

(2)	is being purchased or sold by an Advisory Client.

In certain circumstances, the Compliance Department may provide an exception to an Access Person that permits the Access Person to trade within three (3) business days of an Advisory Client transaction. If an Access Person has been unable to receive approval for a pre-clearance request for 30 calendar days due to Advisory Client transactions, the Access Person may contact the Compliance Department and the Compliance Department will undertake an analysis (which may include factors such as prior exceptions granted, the Access Person’s group and its relation to the Security in question, and the Adviser’s current and prior trading of the Security), and may attempt to designate a day on which the Access Person may transact. Such an exception may only be given when closing a position (either in part or in full) and will typically be in instances where the Adviser has not transacted on the prior business day.

S&P 500 Exception to the Blackout Period:

The Blackout Period does not apply to Securities in the S&P 500 Index where the quantity of Securities requested for pre-clearance is 500 or fewer for the period described above as the Blackout Period.

1.	Exempt Securities

Exempt Securities are Securities that do not have to be pre-cleared or reported to the Compliance Department and are not subject to the short term trading limitation requirement of this Code.

The	following are Exempt Securities:

i.	Securities that are direct obligations of the U.S. and foreign governments (e.g., U.S. Treasury and agency obligations);

[1]	This Blackout Period does not apply to Securities that are being traded by any PineBridge Investments Index Fund, or quasi index fund holdings. If you have any questions please contact Compliance. PineBridge utilized business days as defined in PTA for purposes of this rule.

ii.	Bankers’ acceptances, bank certificates of deposit, commercial paper, money market funds and high quality short-term debt instruments (e.g., structured notes / deposits including currency linked notes), including repurchase agreements. ADRs do not fall into this category;

Note: High quality short-term debt instruments are interpreted to mean any instrument that has a maturity at issuance of less than 366 days and is rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization.

iii.	Shares of unaffiliated registered open-end investment companies (e.g. open-end non-affiliated mutual funds), annuities, or other commingled vehicles.

Note 1: Exchange Traded Funds (“ETFs”) and closed end funds are not exempt under the Code. Transactions in these Securities must be reported (but not pre-cleared) on Protegent PTA.

Note 2: Accounts (including 529 Plans investing in only Exempt Securities, as well as 401(k) plans investing in only Exempt Securities, such as the PineBridge 401(k) plan) that only have the ability to invest in Exempt Securities (such as unaffiliated mutual funds) are not required to be reported.

iv.	Any transactions and/or holdings in Securities in an account over which an Access Person has no direct or indirect influence, control or knowledge (e.g., a blind trust/non-discretionary account). An Access Person must notify the Compliance Department of the establishment of such an account as part of their initial certifications on Protegent PTA or of any opening of such accounts thereafter. Documentation must be provided to the Compliance Department as evidence that the Access Person has no direct or indirect influence, control or knowledge of the transactions.

v.	Investment linked insurance policies.

vi.	Compulsory savings plans for the retirement of residents (e.g. mandatory provident fund / occupational retirement schemes in Hong Kong, central provident fund in Singapore, or equivalent in other jurisdictions).

Note 1: In addition to the above, there are certain transactions designated by the Compliance Department as Exempt (“Exempt Transactions”), which are not required to be pre-cleared, but are required to be reported to Compliance. These transactions are discussed in Appendix A.

Note 2: An account with no holdings, and where the Access Person has no intent to use the account going forward, does not have to be reported to the Compliance Department and is not subject to this Code. However, any subsequent activity in such accounts must be reported.

2.	Circumstances Requiring Pre-clearance

All Access Persons must obtain pre-clearance from the Compliance Department prior to purchasing or selling a Security that is neither an Exempt Security nor can be bought or sold in an Exempt Transaction.

a.	Pre-clearance Approval: Once received, pre-clearance approval is valid for the same day and the next business day (the “Approval Period”). Note: If an approval is received after trading hours, theapproval remains valid only for the next business day. For the avoidance of doubt, an approval received by an Access Person in Asia relating to any transactions on US Securities remains valid only for the next business day due to the time zone difference. An order that is not executed within the Approval Period must be re-submitted for pre-clearance approval. Approval for a private placement purchase or initial public offerings (“IPOs”) is valid until the closing of the private placement transaction or IPO period.

Access Persons wishing to enter a limit order for a Security that is neither an Exempt Security nor can be bought or sold in an Exempt Transaction are only permitted to enter limit orders that are good for the day they are entered (“Day Order”). Access Persons may not enter limit orders with durations exceeding a day (e.g. good-til-cancelled, stop loss) for transactions other than Exempt Securities or Securities that can be bought or sold in an Exempt Transaction.

b.	Procedures for Approval: Access Persons must request pre-clearance electronically, using Protegent PTA. Pre-clearance approval is granted if the purchase or sale complies with this Code and the foregoing restrictions.

3.	Initial Public Offerings[2]

The purchase of equity Securities in IPOs by Access Persons can create an appearance that such personnel have taken inappropriate advantage of their positions for personal benefit. Accordingly, Access Persons who are Investment Personnel are prohibited from purchasing an IPO. All other Access Persons must obtain pre-clearance from the Compliance Department prior to participating in an IPO.

[2]	Exemptions to the Adviser’s policy on IPOs may be granted provided that the Firm follows local regulatory requirements and the Compliance Department provides prior approval.

4.	Private Placements

Access Persons must obtain prior written approval from the Compliance Department before acquiring Beneficial Ownership of any Securities in a Private Placement. Access persons must supply to Compliance copies of any private placement memorandum, subscription documents, offer sheets, term sheets or other written documentation pertaining to the deal. Approval will be given only if it is determined that the investment opportunity should not be reserved for Advisory Clients and that the opportunity to invest has not been offered to the Access Person by virtue of his/her position.

Access Persons must disclose investments in a Private Placement if an investment in the issuer of the Private Placement is being considered for an Advisory Client and the Access Person is involved in the decision making process. A decision to make such an investment must be independently reviewed by the Access Person’s manager or a Managing Director who does not have Beneficial Ownership of any Securities of the issuer.

Upon approval from the Compliance Department, the private placement must be reported in PTA and confirmation of the purchase must be provided to the Compliance Department once complete.

5.	Short-Term Trading

Access Persons are prohibited from:

•	Realizing profits from selling a Security fewer than 30 calendar days after the purchase of the position (i.e. trade date + 30 days).

•	Realizing profits from closing a short position within 30 calendar days of opening the position (i.e. trade date + 30 days).

•	Realizing a profit on a put or call option (whether through expiration or through automatic execution) fewer than 30 calendar days after the purchase or sale of the underlying position (i.e. trade date + 30 days).

A last-in, first-out (“LIFO”) methodology will be applied to a series of Securities purchases for determining compliance with this holding rule. (Note: gains are calculated differently under this rule than they would be for tax purposes.)

There are a few exceptions to this prohibition: (1) Exempt Securities; (2) ETFs that track an index; (3) futures and options on ETFs; (4) redemption of funds with a cooling off period; (5) Non-volitional margin calls (employees receiving margin calls that result in hardship should contact their local Compliance Department); (6) hardship exemptions, which may be approved by the Compliance Department in extreme circumstances; and (7) any other special exemption approved by Compliance prior to the profit being realized. Hardship exemptions and special exemptions must be approved in advance of the short-term trading. Please contact the Compliance Department with any questions.

The Compliance Department will monitor short-term trading and address any abuses of short-term trading profits on a case-by-case basis. If an abuse is discovered, Access Persons may be required to disgorge any profits realized on personal trades executed within the 30 days. Day trading by Access Persons is strictly prohibited.

Personal trading in unusually high frequency is discouraged. The Compliance Department may contact any Access Person and/or his/her supervisor deemed to be trading with excessive frequency.

6.	Market Timing

Market Timing is the short-term trading in and out of predominantly U.S. registered investment companies, generally those that are focused on non-U.S. investments using information that is publicly known but not yet reflected in the share price. Furthermore, more sophisticated market timers have taken advantage of disparities between the last quoted prices of a Fund’s underlying portfolio Securities and potentially inaccurate fair-valuing of those Securities. Market timing by Access Persons is strictly prohibited whether or not the market timing relates to products advised or sub-advised by the Adviser.

7.	Gifting of Securities / Inheritance

The gifting of Securities or receiving of securities from an inheritance is permitted without pre-clearance. Nonetheless, these Securities must be disclosed in Protegent PTA and reported on the Access Person’s Quarterly Transactions Certification.

B. Reporting

1.	Disclosure of Holdings and Accounts

All Access Persons must disclose via the “Initial Holdings Report” (in PTA or equivalent method) to the Chief Compliance Officer or other designated persons, whether they have a direct or indirect Beneficial Ownership and/or control of any Securities or affiliated fund accounts within 10 calendar days of commencement of employment (such information must be current as of a date no more than 45 days prior to employment).

If an Access Person subsequently opens a new account of which he/she has Beneficial Ownership and/or control (whether or not this account holds reportable Securities), the Access Person must notify the Compliance Department via Protegent PTA within 10 calendar days following the opening of such account. Securities held in certificate form that are not held in street name must also be reported to the Compliance Department via Protegent PTA. Accounts that only have the ability to invest in Exempt Securities (such as unaffiliated mutual funds, 529 Plans investing in only Exempt Securities, and 401(k) Plans investing in only Exempt Securities) as defined in the Exempt Securities section above are not required to be reported. All reports submitted to the Compliance Department will be treated as confidential.

Any Access Person who fails to report his/her holdings or the opening of a new brokerage account in accordance with this Code shall be deemed to be in violation of this Code.

Note: As stated in the “Exempt Securities” section above, an account with no holdings, and where the Access Person has no intent to use the account going forward, does not have to be reported to the Compliance Department and is not subject to this Code.

Annual Holdings Report

Access Persons must provide and certify on an annual basis, a report of their accounts and beneficial holdings within 30 days after the calendar year end. The information must be current as of a date no more than 45 days prior to the submission of the report.

2.	Transactions for all Access Persons

Access Persons must arrange for the Compliance Department to be provided, on a timely basis, duplicate copies of confirmations for all transactions in an account that is Beneficially Owned and/or controlled by such Access Person. Duplicate copies of periodic statements for the account also must be provided. In order for the Access Person to arrange the delivery of duplicate confirmations and statements, the Access Person must notify the Compliance Department of the broker-dealer(s) from which the Compliance Department will request these documents.

Note 1: Transactions and/or holdings in accounts over which the Access Person has no control do not need to be reported or pre-cleared, and therefore duplicate confirmations and statements for accounts over which the Access Person has no control are not required to be provided to the Compliance Department.

Note 2: PineBridge Americas Employees Only

Access Persons employed by PineBridge entities in the Americas, and Household Members of those Access Persons, should maintain personal securities accounts in which they have a beneficial interest at brokerage firms that provide transaction data electronically to PineBridge. If an Americas Access Person maintains an account(s) prior to joining PineBridge with brokerage firms that do not provide data electronically to PineBridge, he/she must move the account(s) to a brokerage firm that does within 60 days of employment.

Quarterly Transactions Certification—Non Americas Access Persons Only

Non-Americas Access Persons are required, within 30 days after the calendar quarter, to complete a report of all transactions in Securities of which the Access Person had Beneficial Ownership and/or control (except for those Securities classified as Exempt Securities).

Non-Americas Access Persons must complete the report even if no reportable transactions occurred during the quarter.

III. Fiduciary Duties

A. Fraudulent Practices

If an Access Person purchases or sells, directly or indirectly, a Security or commodity which is held or is to be acquired by an Advisory Client, the Access Person may not:

(1)	employ any device, scheme or artifice to defraud an Advisory Client;

(2)	make any untrue statement of a material fact or omit to state to an Advisory Client, a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(3)	engage in any act, practice or course of business which would operate as a fraud or deceit upon an Advisory Client; or

(4)	engage in any manipulative practice with respect to such Advisory Client.

B. Conflicts of Interest

Your position at the Adviser cannot be used for inappropriate personal gain or advantage to you or a member of your family. Any situation that creates, or even appears to create, a conflict of interest between personal interests and the interests of the Adviser and/or a client must be avoided. Potential conflicts of interest should be reported to management, who will work with the compliance officer assigned to your business to determine how best to handle the situation.

Corporate Opportunities

The Adviser’s employees are prohibited from taking for themselves or directing to a third party a business opportunity that is discovered through the use of Adviser corporate property, information or position, unless Adviser has already been offered and declined the opportunity. Adviser employees are prohibited from using corporate property, information or position for personal gain to the exclusion of Adviser and from competing with Adviser.

Personal Relationships

Immediate family members, members of your household and individuals with whom you have a close personal relationship should never improperly influence business decisions.

C. Dispensing Information

Access Persons must obtain prior written approval from the Compliance Department before dispensing any reports, recommendations or other information concerning Securities holdings or Securities transactions for Advisory Clients to anyone, other than the Clients themselves. No approval is needed if such persons have a business need for this information as a part of their normal duties and activities. Access Persons may disclose this information if:

(1)	there is a public report containing the same information;

(2)	the information is dispensed in accordance with compliance procedures established to prevent conflicts of interest between the Adviser and their Advisory Clients; or

(3)	the information is reported to directors or trustees of Advisory Clients or to administrators or other fiduciaries of Advisory Clients and if these persons receive the information in the course of carrying out their fiduciary duties.

Note: The above does not apply to certain information that is required to be dispensed by registered investment companies.

D. Gifts and Entertainment

This section should be read in conjunction with the “Gifts and Entertainment Matrix” below.

Modest Gifts and appropriate Entertainment can help strengthen business relationships, but these business courtesies, whether given or received by the Adviser’s employees, must never improperly influence business decisions or bring about the improper performance of a Relevant Function or Activity3. Accordingly, it is best practice to monitor the offer and receipt of Gifts and/or Entertainment. In all matters related to Gifts or Entertainment, it is the responsibility of the Access Person to exercise good judgment.

The below requirements related to Gifts and Entertainment apply in most regions, however local thresholds and reporting procedures may exist in certain jurisdictions. Please consult your regional policies and procedures or discuss with your regional Compliance Officer. Please note that amounts are stated in US dollars.

1.	General Guidelines:

Offering and/or accepting Gifts and Entertainment is appropriate provided there is a business purpose, the expense incurred are ordinary and necessary and the Gifts or Entertainment falls within this Code and all relevant laws and regulations. Special care must be taken when providing Gifts and Entertainment to officials or employees of governments or government-owned or controlled enterprises or other officials who hold legislative, administrative or judicial positions. When providing Gifts or Entertainment to government officials or employees of government owned or controlled enterprises, you are required to abide by local law and the Adviser’s anti-corruption policies. Access Persons should:

(1)	never allow business Gifts and Entertainment, whether given or received, to improperly influence business decisions or bring about the improper performance of a relevant function or activity;

(2)	remember if the donor is not present, then the Entertainment is subject to Gift policies;

(3)	respect local and cultural sensitivities when exchanging business Gifts and Entertainment;

(4)	never provide or accept extravagant Gifts or lavish Entertainment;

(5)	never offer or receive anything that could be considered a bribe or other improper payment or Gift;

(6)	never solicit Gifts, favors or Entertainment;

(7)	ensure that Gifts and Entertainment are reasonable, ordinary, in good taste, customary and lawful in the country or region where they are exchanged; and

(8)	never offer or accept cash or cash equivalent (i.e., gift cards) in any amount.

[3]	Relevant Function or Activity: Any function either of a public nature, connected with a business, performed in the course of a person’s employment or performed on behalf of a company or another body of persons.

Access persons are expected to consult with the compliance officer assigned to their business if they have any questions regarding Gifts or Entertainment.

2.	Giving Gifts:

Access Persons giving Gifts to prospective or existing clients or counterparties must submit a Gifts and Entertainment Form on Protegent PTA for all Gifts within 30 business days of giving the Gift.4 Access Persons may not provide Gifts to a prospective or existing client exceeding $100 in aggregate in any calendar year. Any exception to the $100 limit must be approved in writing by the Access Person’s supervising Managing Director in advance of giving the Gift. Access Persons are generally prohibited from providing Gifts valued at more than $150, however exceptions may be granted in certain instances provided that prior approval is received from the regional head of compliance and line of business supervisor.

3.	Receiving Gifts:

All Gifts received5 exceeding the De Minimis Amount must be reported via the Gifts and Entertainment Form on Protegent PTA within 30 business days of the date of receipt of such Gift. In addition, Gifts valued at more than $100 must be approved by the Access Person’s supervising Managing Director within five (5) business days. While the Adviser has adopted a prohibition on Gifts valued at more than $150, certain Gifts in excess of $150 received by Access Persons may be accepted, provided that they be shared among the department receiving the Gift. The manager of the department receiving the gift is responsible for seeing that the gift is reported via PTA. Where such a Gift cannot be reasonably shared amongst employees (as in the case of an item of clothing), the Gift may be accepted and subsequently donated to charity. This includes, among other things, gratuities and Gifts received by Access Persons for speaking engagements.

If you are offered a Gift that does not meet the above criteria, politely decline the Gift. If declining a Gift would be offensive or hurt a business relationship, accept the Gift on behalf of the Adviser and submit a written Gift report to your Supervising Managing Director, and work with your Supervising Managing Director and the Compliance Department to determine the appropriate disposition of the Gift.

4.	Entertainment Given:

Entertainment given that costs less than $150 does not have to be reported. Any entertainment given that costs in excess of $150 (per person, per event) must be approved by a supervising Managing Director and reported through PTA within 30 business days of providing such Entertainment. If there are multiple Access Persons giving the Entertainment, then only one Access Person needs to report the Entertainment in PTA so long as all Access Persons are named within the report.

[4]	Reporting requirements do not apply to gifts of minimal value (e.g. pens, notepads or modest desk ornaments) or to promotional items valued at less than $20 that display the firm’s logo (e.g. umbrellas, tote bags or shirts).
[5]	Employees that are Registered Representatives of PineBridge Securities LLC may not offer or receive gifts in excess of $100 and must report all gifts given or received, regardless of the amount.

5.	Entertainment Received:

Access Persons must obtain prior written approval from a supervising Managing Director before accepting entertainment in excess of $150 (per person, per event). In addition, Access Persons must report through the PTA system all Entertainment received exceeding the De Minimis Amount within 30 business days of the receipt of such Entertainment.

Entertainment includes but is not limited to: Meals, cocktails, outings (e.g. golf, theater tickets, sporting events) and holiday parties when the third party provider is in attendance.

In the event that Entertainment is not pre-planned, or occurs at the time of client or other meetings, reporting into PTA and disclosure to your manager should occur as soon as possible and should only be accepted if you reasonably believe your accepting the Entertainment will not create the appearance that the Entertainment is intended to influence or reward the receipt of business, or otherwise affect an employee’s decision-making.

Entertainment received from a Contact6 equal to or less than $150 may be accepted without approval as long as it is not frequent in nature, (more than once a month per Contact). All entertainment received exceeding the De Minimis Amount must be reported in the PTA system.

In addition to this policy, Access Persons must also comply with travel and entertainment policies developed by PineBridge Investments.

[6]	“Contact” is defined as an individual or group of individuals representing a single firm.

Gifts and Entertainment Matrix
		PTA Reporting Required	Managing Director Approval Required

Gifts Given[7]	Less than or equal to $100 per person per year	Yes	No

	Greater than $100 per person per year	Yes	Yes

	Greater than $150 per person per year	Not permitted[8]

Gifts Received[9]	No more than $50 in cumulative from the person during the calendar month	No	No

	Less than or equal to $100, but more than $50 from an individual in any given calendar month	Yes	No

	Greater than $100, but less than $150 per person per month	Yes	Yes

	Greater than $150 per person per month	Not permitted

Entertainment Given	Less than or equal to $150 (per person, per event)	No	No

	Greater than $150 (per person, per event)	Yes	Yes

Entertainment Received	No more than $50 in cumulative from the person during the calendar month	No	No

	Greater than $50 in cumulative per person per month and less than or equal to $150 per person, per event[9]	Yes	No

	Greater than $150 (per person, per event)	Yes	Yes

For the gifting of Securities, please see Section II. A. (7).

[7]	Employees that are registered representatives of PineBridge Securities LLC may not offer or receive gifts in excess of $100 and must report all gifts given or received, regardless of the amount.
[8]	Exceptions may be granted in certain instances provided that prior approval is received from the regional head of compliance and line of business supervisor.
[9]	In addition, no more than $150 per month can be received from a Contact without Managing Director approval.

E. Outside Business Activities

“Outside business activities” include service as an employee, consultant, board member, partner, officer, director, owner or trustee of an organization that is not an affiliate of PineBridge Investments.

Given the nature of PineBridge Investments’ business, PineBridge Investments’ duties to its clients and equity owners, and the role of investment and financial advisory professionals generally, Access Persons who engage in outside business activities may face numerous and significant potential conflicts of interest. Prior to pursuing any such outside business activities, Access Persons must:

•	receive written approval from the Access Person’s supervising Managing Director or Department Head if the outside business activity includes service on a Board or similar body;

•	promptly complete the Outside Business Activities form found on Protegent PTA (the form can be found in the drop down menu under “Attestations”), which will be reviewed and approved (as appropriate) by the PineBridge Investments Compliance Department;

•	if the outside business activity includes service on a Board of Directors or similar body, obtain the Acknowledgment and Waiver Letter described below if required; and

•	receive written approval from your Supervising Managing Director for a presentation, talk, or service on a panel in which you are offered an honorarium.

Hiring managers must obtain information regarding Outside Business Activities from potential new hires prior to extending an offer to proactively identify any potential conflicts of interest. An initial disclosure of outside business activities must be made to the Compliance Department at the commencement of employment.

Service on the board of directors or as a director (or other similar roles) of a company in which PineBridge Investments or one of its managed portfolios or funds has invested and which is part of the employee’s job responsibilities will not be considered as an “outside business activity.” Such activity is not required to be pre-cleared and reported via PTA, but must be approved, recorded and maintained in compliance with the requirements of the employee’s business department. Notification must be made to the Compliance Department within 30 days of being appointed to the position.

General Guidelines

When engaged in an approved outside business activity, Access Persons must:

•	when a potential conflict of interest may arise always make decisions in the best interest of the Adviser and our customers—not to advance personal interest;

•	remain aware of how personal activities can lead to potential conflicts, such as taking a second job with or making an investment in an Adviser customer, vendor or competitor;

•	discuss with your manager any situation that could be perceived as a potential conflict of interest; and

•	proactively address situations that may put your interests or those of a family member or friend in potential conflict with the Adviser.

Service on Outside Boards

The Compliance Department will determine procedures to prevent the misuse of material, non-public information which may be acquired through outside Board service, as well as other procedures or investment restrictions which may be required to prevent actual or potential conflicts of interest.

In certain circumstances, the corporation or other entity which the outside Board governs must provide the Access Person with written assurances (an “Acknowledgment and Waiver Letter”) regarding potential conflicts that may arise from time to time. The Acknowledgement and Waiver Letter should include an acknowledgement by the company that potential conflicts may exist, that the Access Person will resolve those conflicts in favor of PineBridge Investments, and that the Company has waived any such conflicts. The Compliance Department may determine, based on the nature of the activity of outside Board, the position the Access Person holds on the Board, the job function of the Access Person at PineBridge, among other things, whether the Acknowledgement and Waiver Letter is required. Depending on the facts and circumstances, the Compliance Department will notify the Access Person if the Acknowledgement and Waiver Letter is required. A form of Acknowledgement and Waiver Letter is attached to this Code of Ethics as Appendix B.

In addition to complying with the policies and procedures set forth in this Code, Access Persons must be vigilant in identifying and managing the potential conflicts of interest that may arise by virtue of their service on outside Boards. Depending on the circumstances, these conflicts may require the Access Person to recuse him- or herself from deliberations of the Board. In some cases, it may be necessary to resign from the Board entirely. Access Persons should seek guidance from the PineBridge Investments Legal & Compliance Department as to how these potential conflicts may be best addressed.

Insolvent companies

Access Persons should also be aware that corporations that are insolvent or operating in the so-called “zone of insolvency” may present particular legal challenges for officials and directors, including expansion of fiduciary duties to include the corporation’s creditors as well as its shareholders. The case law relating to duties of directors of insolvent corporations is unsettled, and may vary considerably from jurisdiction to jurisdiction. Access Persons serving on an outside Board that becomes insolvent or enters the vicinity of insolvency should seek legal guidance promptly from the Board’s legal counsel.

Service as a Public Official10

Before serving as a public official or running for elected office, an Access Person must obtain prior written approval from the Adviser’s General Counsel or his/her designee. It is important that personal political activities or interests do not conflict with responsibilities at the Adviser or imply the Adviser’s support. Specifically:

•	the Adviser’s name never should be used by employees running for a political office, other than to identify the Adviser as their employer;

•	holding or campaigning for political office by the Adviser’s employees must not create, or appear to create, a conflict of interest with the Adviser’s duties;

•	the Adviser’s funds or other Adviser assets are never to be used for political purposes, including political advocacy (“lobbying”) without first consulting the Adviser’s Legal & Compliance Department;

•	only authorized representatives can make corporate contributions to political candidates for public office on behalf of the Adviser; and

•	because laws and regulations governing corporate political activities and contributions are complex, the Adviser’s Legal & Compliance Department must be consulted regarding contributions to ensure such contributions and activities are permitted and consistent with the Adviser’s business strategy for the region.

To avoid even the appearance of any conflict with the Adviser’s interests, employees who participate in community support efforts outside of an Adviser sponsored programs should never imply the Adviser’s endorsement of the effort.

Exceptions

The term “outside business activities” generally is not intended to include service to any organization that is (i) a personal holding company or (ii) an entity identified in Section 50l(c)(3) of the Internal Revenue Code (provided that it is an unpaid position). A “personal holding company” is an entity that:

•	is wholly-owned by the Access Person and/or members of the Access Person’s immediate family;

•	is used solely for the Access Person’s personal investments;

•	is not actively managed;

•	does not have any dealings with PineBridge Investments; and

•	does not compete with PineBridge Investments.

[10]	“Public Official” includes other related positions in a government capacity that may cause or appear to cause a conflict of interest with the Adviser.

The approvals required for outside business activities are not required for activities relating to those exempted organizations. However, these activities must be reported on Protegent PTA.

Activities such as ownership or directorship of a company which sole purpose is to hold a property that generates passive rental income, membership on the board of a residence and other similar activities will not be considered outside business activities and are exempt from the approval and reporting requirements. If you have any questions on activities not specifically mentioned, please contact your local Compliance Department.

In addition, Consultants deemed Access Persons are not required to disclose their primary employer as an Outside Business Activity. For example, if PineBridge hires a Consultant from ABC Consulting Firm and the Consultant is determined to be an Access Person, the Consultant is not required to disclose ABC Consulting Firm as an Outside Business Activity.

IV. Insider Trading Policy

Insider trading refers to the use of material, non-public information to trade in Securities or communications of material, non-public information to others in breach of a fiduciary duty.

Insider trading law generally prohibits:

(1)	Trading by an insider, while in possession of material, non-public information;

(2)	Trading by a non-insider, while in possession of material, non-public information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential; or

(3)	Communicating material, non-public information to others in breach of a fiduciary duty.

A. Material Information

Material information generally is information that an investor would consider important in making his /her investment decision or information that is reasonably certain to have a substantial effect on the price of a company’s Securities. Material information does not have to relate directly to a company’s business.

Information is considered material if it relates to matters such as:

(1)	dividend or earnings expectations;

(2)	write-downs or write-offs of assets;

(3)	proposals or agreements involving a joint venture, merger, acquisition, divestiture or leveraged buy-out;

(4)	criminal indictments, civil litigation or government investigations;

(5)	substantial changes in accounting methods;

(6)	major litigation developments;

(7)	bankruptcy or insolvency; or

(8)	public offerings or private sales of debt or equity securities.

Note: The above list of examples is non-exhaustive. Please contact the Legal & Compliance Department with any questions regarding the materiality of information.

Information provided by a company can be material because of its expected effect on a particular class of the company’s Securities, all of the company’s Securities, the Securities of another company or the Securities of several companies. This policy applies to all types of Securities, as well as any option related to that Security.

B. Non-public Information

Non-public information is information that has not generally been made available to investors. Information received in circumstances indicating that it is not yet in general circulation or where the recipient knows or should know that the information could only have been provided by an insider is also considered non-public information.

For non-public information to become public, it must be disseminated through recognized channels of distribution designed to reach the securities marketplace. Once the information has been distributed, it is no longer subject to insider trading policies. Disclosure in a national business and financial wire service (e.g., Dow Jones, Bloomberg or Reuters), a national news service (AP), a national newspaper (e.g., The Wall Street Journal or The New York Times), or a publicly disseminated disclosure document (a proxy statement or prospectus) constitutes public information.

Note: Generally, information is considered non-public until 24 hours after public disclosure.

1.	Information Provided in Confidence

Occasionally, one or more Access Persons may become temporary insiders because of a fiduciary (a person or entity to whom property is entrusted for the benefit of another) or commercial relationship.

As an insider, the Adviser has a fiduciary responsibility not to breach the trust of the party that has communicated the material, non-public information by misusing that information. The fiduciary duty arises because the Adviser has entered or has been invited to enter into a commercial relationship with the client or prospective client and has been given access to confidential information solely for the corporate purposes of that client. The obligation remains regardless of whether the Adviser ultimately participates in the transaction.

2.	Information Disclosed in Breach of Duty

Even where there is no expectation of confidentiality, a person may become an insider upon receiving material, non-public information in circumstances where a person knows, or should know, that a corporate insider is disclosing information in breach of the fiduciary duty he/she owes the corporation and its shareholders. A prohibited personal benefit could include a present or future monetary gain, a benefit to one’s reputation, an expectation of quid pro quo from the recipient or the recipient’s employer by a gift of the inside information.

A person may, depending on the circumstances, also become an insider when he/she obtains material, non-public information by happenstance. This includes information derived from social institutions, business gatherings, overheard conversations, misplaced documents and tips from insiders or other third parties.

C. Guidance on Insider Trading

Any Access Person who is uncertain as to whether the information he/she possesses is material, non-public information should take the following steps immediately:

(1)	Report the matter to the Compliance Department;

(2)	Refrain from purchasing or selling the securities on behalf of oneself or others, including Advisory Clients managed by the Access Person; and

(3)	Refrain from communicating the information inside or outside the Adviser, other than to the Compliance Department.

The Compliance Department will instruct the Access Person on how to proceed.

D. Penalties for Insider Trading

The penalties for inside trading are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to civil and/or criminal penalties even if he/she does not benefit personally from the violation.

E. Procedures to Implement the Policy against Insider Trading

1.	Trading Restrictions and Reporting Requirements

a)	No Access Person who possesses material, non-public information relating to the Adviser or any of its affiliates or subsidiaries, may buy or sell any Securities of the Adviser or engage in any other action to take advantage of, or pass on to others, such information.

b)	No Access Person who obtains material, non-public information which relates to any other company or entity in circumstances in which such person is deemed to be an insider or is otherwise subject to restrictions under the securities laws, may buy or sell Securities of that company or otherwise take advantage of, or pass on to others, such information.

c)	Access Persons shall submit reports concerning each Securities transaction and should verify their personal ownership of such Securities.

d)	Access Persons should not discuss any potentially material, non-public information concerning the Adviser or other companies except as specifically required in the performance of their duties.

2.	Information Barrier Policy

Information barriers are designed to restrict the flow of inside information and to prevent employees on the public side (e.g., trading desks) from gaining access to material, non-public information which came from the private side.

For a more detailed description of the Information Barrier Policy, please contact the Compliance Department.

a.	Cross-Barrier Procedures

A “cross-barrier communication” is a communication between an employee on the public side and employee on the private side. The communication can be in the form of a conversation, an e-mail, a memo, a research report or any other communication of an employee’s opinion about the value of a security.

Access Persons are permitted to have cross-barrier communications regarding (a) investments generally, which communications do not relate to any specific issuer (e.g. industry related investment communications) and (b) communications which are issuer specific, but which involve only public information (only if such communication is monitored by the Legal and Compliance Department).

Access Persons on the private side of the information barrier are prohibited from communicating non-public information (including impressions or information derived from non-public information) regarding an issuer of public securities to any employee on the public side of the information barrier unless the communication is notified in advance and monitored by the Compliance Department and the public side has agreed to receive the information prior to the information being communicated.

The employee who was brought across the barrier must maintain the confidentiality of the material inside information at all times and may use it only for the business purposes for which it was disclosed.

b.	The Adviser Watch List

The Adviser Watch List is a highly confidential list of securities about which the Adviser may have received or may expect to receive material, non-public information. The contents of the Watch List and any related restrictions imposed by the Legal & Compliance Department are extremely confidential therefore access to the Watch List is very limited.

i.	Placement of Securities On/Off the Adviser Watch List

A Security normally will be placed on the Watch List when the Adviser has received or expects to receive material, non-public information concerning that Security or its issuer. This usually occurs when the Adviser is involved in an assignment or transaction that has not been publicly announced or when the Adviser otherwise determines that there is a need to monitor the trading activity in such Security.

A Security will be removed from the Watch List at the request of the person who initiated placement on the list, usually when the Adviser’s involvement in the transaction relating to the Security has ended. Securities also may be removed from the Watch List when they are moved to the Adviser’s Restricted List.

ii.	Implementation and Monitoring

The person who initially places a security on the Watch List is responsible for notifying the Compliance Department when it should be removed. The Compliance Department maintains the Watch List. In addition, the Compliance Department monitors trading activity in any Adviser Watch List Security.

c.	The Adviser Restricted List

The Adviser Restricted List is a confidential list of Securities that are subject to restrictions in trading. Restrictions apply to trading for Advisory Clients, proprietary accounts, and trading for employee and related accounts.10 Securities on the Restricted List are to be kept confidential and are not to be disclosed to anyone outside of the Adviser.

i.	Placement of Securities On/Off the Adviser Restricted List

The placement of a Security on the Restricted List generally restricts all trading in the Security or its issuer. Since a Security may be placed on the Restricted List for a number of reasons, no inferences should be drawn concerning a company or its securities due to its inclusion on such list.

A Security will be removed from the Restricted List at the request of the person who initiated placement on the list, usually when the Adviser’s involvement in the transaction relating to the Security has ended.

ii.	Implementation and Monitoring

The Compliance Department is responsible for placing or removing a Security from the Restricted List and has the ultimate responsibility for maintaining the Restricted List.

3.	Confidentiality

In carrying out business activities, Access Persons often learn confidential or proprietary information about PineBridge Investments, its customers, suppliers and/or third parties. Access Persons must maintain the confidentiality of all information entrusted to them, except where disclosure is authorized or legally required.

V. Code of Conduct

The below section discusses general standards of conduct that must be followed. Any Adviser employee who has knowledge of, or in good faith suspects, a violation of any of these laws, regulations or policies must report them promptly to the compliance officer assigned to your business.

[10]	Certain issuers on the Restricted List that have been added by the Leveraged Finance team may not restrict the trading of leveraged loans for the issuer in question. The issuers for whom this is true will be designated as such on the Restricted List.

A. Employee Privacy

The Adviser respects the personal information and property of employees. Access to personal information or employee property is only authorized for appropriate personnel with a legitimate reason to access such information or property. Nonetheless, from time to time, the Adviser may access and monitor employee internet usage and communications. Subject to local laws, employees shall have no expectation of privacy with regard to workplace communication or use of Adviser information technology resources.

B. Customer Privacy and Data Security

Adviser Clients expect us to carefully handle and safeguard the business and personal information they share with us. Access Persons must never compromise an Adviser Clients’ trust by disclosing private information other than to those with a legitimate business need to know.

The classification of information as personal information or business data may differ by country. Employees who handle customer information are responsible for knowing and complying with applicable information privacy and information security laws. In all cases we must maintain appropriate physical, administrative and technical safeguards for personal information and business data.

Access Persons must be especially vigilant in following laws, regulations and policies when transferring personal information and business data across country borders. Access persons should raise any questions about information privacy and/or data security they have to their manager or Legal & Compliance.

C. Relations with Business Partners

PineBridge’s business partners11 serve as extensions of the Adviser. When working on behalf of the Adviser, business partners are expected to adhere to the spirit of the Code, and to any applicable contractual provisions. Access Persons must all ensure that business partners do not exploit their relationship with the Adviser or use the Adviser’s name in connection with any fraudulent, unethical or dishonest transaction.

D. Fair Dealing

The Adviser seeks competitive advantages only through legal and ethical business practices. Access Persons must conduct business in a fair manner with customers, service providers, suppliers and competitors. Access Persons must not disparage competitors or their products and services. Improperly taking advantage of anyone through manipulation, concealment, abuse of privileged information, intentional misrepresentation of facts or any other unfair practice is not tolerated.

[11]	Parties, such as agents and consultants, who represent the Adviser to the public.

E. Antitrust and Fair Competition

The Adviser competes vigorously and fairly around the world. PineBridge seeks to maintain and grow its business through superior products and services—not through improper or anticompetitive practices. PineBridge strives to understand and comply with global competition and antitrust laws. These laws are complex. Access Persons who are unsure of appropriate practices should consult with the compliance officer assigned to their business for additional information and clarification.

The following guidelines will help ensure fair business conduct and appropriate competition.

Do:

•	Obtain information about the Adviser’s competitors only from lawful and appropriate sources.

•	Comment on competitors or their products or services based only on factual information.

Do not:

•	Agree formally or informally with a competitor to fix prices or other terms of sale, rig bids, set production or sales levels, or allocate customers, markets, or territories.

•	Discuss any of the following with a competitor: prices, bids, customer sales, commissions, terms of sale, profits, margins, costs, production, inventories, supplies, marketing plans or other competitively sensitive information.

•	Attend meetings with competitors at which competitively sensitive information, including the subjects mentioned in the above two bullets, is discussed.

•	Agree with others outside of the Adviser as to which suppliers or customers to do business with.

•	Make unsubstantiated or untruthful comparisons to competitors or their products or services.

F. Safeguarding Adviser Resources

To best serve our customers and shareholders, it is vital that we demonstrate proper care and use of our resources.

1.	Physical Property

The Adviser’s property, including real estate, equipment and supplies, must be protected from misuse, damage, theft or other improper handling.

Generally, the Adviser’s property is meant solely for the Adviser’s business, though incidental personal use, such as local telephone calls, appropriately limited personal use of e-mail, minor photocopying or computer use is permitted.

2.	Intellectual Property

The Adviser’s intellectual property consists of any business ideas or information that the Adviser owns, such as unique products and methodologies. The Adviser protects its intellectual property through patents, trademarks and copyrights. Access Persons are required to safeguard the confidential information and trade secrets belonging to Adviser and its business partners.

3.	Funds

The Adviser’s funds are to be used responsibly and solely for the Adviser’s business. Corporate credit cards issued to employees for payment of business expenses may not be used for personal expenses. Access Persons have a responsibility to safeguard Adviser funds from misuse or theft and ensure that the Adviser receives good value when spending the Adviser’s funds. We should only seek reimbursement for actual, reasonable and authorized business expenses.

4.	Information Technology Systems

The Adviser’s information technology systems include computers, networking resources, e-mail systems, telephone, voice systems and other computer-processed information. Each of us has a responsibility to protect these systems and the data resident on these systems, from improper access, damage or theft.

Subject to applicable local laws, the Adviser may have the right to review all electronic mail and other electronic information to determine compliance with this Code, laws, regulations or the Adviser’s policy. All electronic information, including without limitation e-mails, instant messages, and voicemails sent or received from the Adviser’s computer, Blackberry or work station may be subject to review.

The electronic mail system is the Adviser’s property and is intended for business purposes. Occasional, incidental, appropriate personal use of the e-mail system may be permitted if the use does not interfere with any employee’s work performance, have undue impact on the operation of the e-mail system, or violate any other Adviser policy, guideline, or standard.

E-mail messages and any other communications sent or received using the Adviser’s information technology systems are not to be used to create, store, or transmit information that is hostile, malicious, unlawful, sexually explicit, discriminatory, harassing, profane, abusive or derogatory. These systems also are not to be used to intentionally access Web sites which contain illegal, sexually explicit or discriminatory content.

G. Money Laundering Prevention

The Adviser is committed to meeting its responsibilities to help prevent money laundering and terrorist financing. These responsibilities generally include identifying clients, monitoring client activity and reporting suspicious or unusual activity consistent with applicable laws. Employees are required to abide by anti-money laundering programs established by the Adviser and its business units. Suspicious activity reporting requirements are time sensitive. Access Persons should contact their manager or the compliance officer responsible for money laundering prevention as soon as they have a concern that an activity might be unusual or suspicious.

H. Economic Sanctions

In compliance with U.S. and other applicable economic sanctions programs, the Adviser’s employees are prohibited from conducting business with or benefiting designated governments, individuals and entities (such as suspected terrorists and narcotics traffickers) as well as individuals and entities that are located in, have certain dealings with or are nationals or agents of particular countries. To determine if a government, individual or entity is subject to these prohibitions, consult with the compliance officer responsible for sanctions. (Please also refer to PineBridge’s Global Economic Sanctions Policy for additional information.)

I. Communicating with Regulators and Other Government Officials

Inquiries from regulators—outside the normal course of the Adviser’s regulatory relationships—must be reported immediately to the compliance officer for the business before a response is made. Financial reporting related inquiries may be responded to by authorized comptrollers. Responses to regulators must contain complete, factual and accurate information. During a regulatory inspection or examination, documents must never be concealed, destroyed or altered, nor should lies or misleading statements be made to regulators. Requests from auditors are subject to the same standards.

J. Government Business

Doing business with governments may present different risks than business in the commercial marketplace. Laws relating to contracting with international, federal, state and local agencies generally are more stringent and complex. Certain conduct and practices that might be acceptable in the commercial setting are prohibited in the public sector. You therefore should consult with management, or the compliance officer assigned to your business before you make any decision about doing business with government entities.

K. Anticorruption and Bribery

The Adviser is committed to compliance with all applicable laws and regulations designed to prevent violations of the Foreign Corrupt Practices Act (“FCPA”) or other U.S. or international anti-bribery laws.

We must never use improper means to influence another’s business judgment. No Adviser employee, agent, or independent contractor may provide bribes or other improper benefits, financial or otherwise, to another person in order to obtain or retain business, bring about the improper performance of a Relevant Function or Activity or an unfair advantage in any business interaction that involves Adviser, our customers, or employees. Payments or promises to pay something of value to obtain or retain business or otherwise secure an improper advantage must never be made to a government official or employee or other public officials who hold legislative, administrative or judicial positions. Government officials may include senior management of enterprises that are controlled or owned in whole or in part by a government.

Anticorruption laws also prohibit the creation of inaccurate or false books and records and they require companies to develop and maintain adequate controls regarding corporate assets and accounting. All Adviser employees and officers are required to comply with the Adviser’s applicable policies and procedures.

L. Whistleblower Protection Policy

The Adviser must adhere to all applicable laws and regulations. The support of all employees is needed to assist the Adviser in achieving compliance with applicable laws and regulations. If any employee reasonably believes that policy, practice, or activity of the Adviser or of another individual or entity with whom the Adviser has a business relationship is in violation of an applicable law or regulation, a report must be filed by that employee with the Compliance Department. The Adviser will seek to protect the identity of the individuals making the report and, employees may remain anonymous. Employees may submit such reports via the PineBridge Speak Up Program, which offers both phone and web reporting methods. The PineBridge Speak Up Program is available on the PineBridge Intranet homepage (Source > Employee > PineBridge Speak Up Program.

The Adviser shall not retaliate against an employee who, in good faith and with reasonable belief, has made a report with the Compliance Department or lawfully provided information to or assisted the Securities Exchange Commission (“SEC”) or any other relevant regulator concerning some practice of the Adviser, or of another individual or entity with whom the Adviser has a business relationship, on the basis of a reasonable belief that the practice is in violation of an applicable law or regulatory requirement. Although internal reporting is encouraged, no one may take any action to impede an individual from communicating with the SEC or other regulatory staff about a possible securities law violation. In addition, certain individuals reporting such practices (subject to restrictions and requirements) may be eligible for a reward—For further information, please contact the Compliance Department.

M. Political Contributions

The Adviser is committed to complying with all applicable regulations related to political contributions. Certain of these regulations may disqualify the Adviser from seeking business from a potential client on the basis of a contribution made by an employee. Employees are required to abide by policies and procedures covering political contributions established by the Adviser and regional compliance departments. Contact your manager or the local compliance officer if you have any questions on the policies that are applicable to you.

PineBridge Investments LLC and all Access Persons of PineBridge Investments LLC or any affiliate of PineBridge Investments LLC (collectively “Covered Access Persons”), together with their spouse and dependent Household Members12, are prohibited from making political contributions to any state or local US government official, entity or political party (including incumbents, candidates or successful candidates for elected office, including any election committees) that in aggregate are in excess of the following limits:

A.	Up to $150 per candidate, per election to candidates for whom the Access Person is not entitled to vote;

B.	Up to $350 per candidate, per election to candidates for whom the Access Person is entitled to vote[13]; and

C.	Up to $350 per Political Party, Political Action Committee (“PAC”) or similar organization per election, as long as the contribution to the Political Party, PAC or similar organization is not used to indirectly exceed the limits in A. and B. above.

Please note that these limits apply to all states and political subdivisions of states, including pools of assets sponsored or established by a State. However, these limits do not apply to candidates for Federal office (US Senate, House of Representatives, or presidency) who do not currently hold any state or local government office. In addition, although this Policy is limited to also include dependent Household Members, it should be very clear that no Covered Access Person may indirectly seek to circumnavigate the intent of this rule through other individuals or means, such as through privately owned corporations.

Covered Access Persons must report through PTA any political contributions that they, their spouse, or dependent Household Members make within 30 business days of providing such contribution.

Covered Access Persons are prohibited from compensating (or coordinating or soliciting) any third party (such as a placement agent or PAC) to solicit advisory business from US government official, entity or political party (as described in further detail above), unless the third party is registered as either a US broker-dealer or investment adviser and has certain similar restrictions in place. Americas Compliance must be consulted prior to: (1) hiring/using any such service; and (2) any change in the third party’s activities, where the third party may solicit business in the US.

[12]	Dependent Household Members for purposes of this policy include individuals who are either family members or with whom you share a residence who you also claim as a dependent for tax purposes.
[13]	A person is “entitled to vote” for an official if the person’s primary residence is in the locality in which the official seeks election.

The policy also includes providing “in-kind” non-cash contributions to a political campaign. For example, the use of the Adviser’s time or resources to benefit any state or local US government official, entity or political party would be subject to the above limits.

Note for all Covered Access Persons: The SEC’s adopting release (Release No. IA-3043) to the rule regarding “Political Contributions by Certain Investment Advisers” provides further guidance such that PineBridge Investments LLC and Covered Access Persons must never “funnel payments through third parties, including, for example, consultants, attorneys, family members, friends or companies affiliated with the adviser as a means to circumvent the rule.”

Non-Compliance with this section may result in disciplinary action, up to, and including termination of employment. Covered Access Persons will be required to certify their compliance with the above requirements on a periodic basis.

Any request for exceptions must be made to Americas Compliance prior to any contribution being made.

N. Charitable Contributions to Government Related or Government Sponsored Charities

The Adviser may, from time to time, provide sponsorship and/or assistance to bona fide charities, educational establishments, community groups and other organizations, whether in the form of funds, assets, services, or other types of support (collectively “Charitable Contributions”).

All contributions must be for a bona fide charitable purpose, and must not conflict with the terms of the Code of Ethics, or any other PineBridge policy. Pre-approval for a Charitable Contribution is required for:

A.	Any Charitable Contribution, either personally or on behalf of PineBridge, requested by a government official (or by a government official through the use of a third-party).

B.	Any Charitable Contribution on behalf of PineBridge to a non-U.S. entity (whether located in the U.S. or abroad).

APPENDIX A

EXEMPT TRANSACTIONS

Introduction

The Adviser’s Code provides that no Access Person may knowingly engage in the purchase or sale of a Security (other than an Exempt Security) or Related Security of which he/she has Beneficial Ownership and/or control (other than an Exempt Transaction), and which, within three (3) business days before and after the transaction:

1.	is being considered for purchase or sale by an Advisory Client, or

2.	is being purchased or sold by an Advisory Client.

The Code provides further that classes of transactions may be designated as Exempt Transactions by the Compliance Department.

Designation of Exempt Transactions

In accordance with the Code, the Compliance Department has designated the following classes of transactions as Exempt Transactions, based upon a determination that the transactions do not involve any realistic possibility of a violation of applicable regulations. Unless otherwise noted, the following transactions do not require pre-clearance, but are subject to the reporting requirements of the Code (i.e., reported on the Quarterly Transaction Certification) and are subject to the 30 day short-term trading limitation, unless otherwise noted:

1.	Transactions in affiliated Funds

2.	Purchases or sales of Securities that are not eligible for purchase or sale by Advisory Clients—for example, shares in closely held or family held companies. (Note: Not subject to the 30 day short term trading limitation.)

3.	Purchases of Securities under automatic or dividend reinvestment plans. (Note: Not subject to the 30 day short term trading limitation.)

4.	Purchases of Securities by exercise of rights issued to the holders of a class of Securities pro-rata, to the extent they are issued with respect to Securities of which an Access Person has Beneficial Ownership. (Note: Not subject to the 30 day short term trading limitation.)

5.	Purchases of Securities by exercise of rights granted to employees under employee stock ownership plan.

6.	Acquisitions or dispositions of Securities as a result of a stock dividend, stock split, reverse stock split, merger, consolidation, spin-off or other similar corporate distribution or reorganization applicable to all holders of a class of Securities of which an Access Person has Beneficial Ownership. (Note: Not subject to the 30 day short term trading limitation.)

7.	Acquisitions of Securities by the exercise of rights which are granted to borrowers/policyholders of financial institutions which apply for a public listing of their shares and offer “Free” shares to existing borrowers/policyholders.

8.	Transactions in ETFs and Exchange Traded Notes. (Note: The 30 day short-term trading limitation does not apply to ETFs.)

9.	Transactions in closed-end funds.

10.	Foreign Currency transactions. (Note: The 30 day short-term limitation does not apply. There is no requirement to report or pre-clear any normal foreign exchange transactions (e.g. converting Euros for US Dollars) or report holdings in foreign currency.)

11.	Futures, options trading and spreadbetting on broad based indices, such as the S&P 500. (Note: The 30 day short-term limitation does not apply. All other spreadbetting must be pre-cleared.)

12.	Acquisition of securities due to involvement in an approved Outside Business Activity (as defined in this Code).

13.	The gifting of Securities (as mentioned in Section II of this Code).

APPENDIX B

BY FIRST CLASS MAIL

[Date]

[Address]

Acknowledgement and Waiver

Dear [Board Member]:

This letter will confirm the understanding between [                    ] (the “Company”) and you regarding certain matters relating to your service on the Board of Directors of the Company (the “Board”).

The Company has been informed by you that you are employed by a member company of PineBridge Investments, which provides investment advisory, financial and other related services to a range of clients. In that regard, you may owe certain fiduciary and other duties to such clients and to PineBridge Investments (collectively, the “PineBridge Parties”). From time to time, these duties may conflict with your duties to the Company, its shareholders or the Board (the “Company Parties’’) that may arise as a member of the Board.

To the extent permitted under applicable law, the Company hereby waives any conflicts arising from your duties to the PineBridge Parties. Without in any way limiting the foregoing, the Company acknowledges and agrees that (i) you will resolve any such conflict in all respects in favor of the relevant PineBridge Parties; (ii) such conflicts from time to time may cause you to recuse yourself from deliberations of the Board or any of its committees, or to withdraw from the Board; and (iii) you will be under no obligation or duty to the Company Parties (or any of them) with respect to business opportunities that you become aware of other than in connection with your service on the Board, including, without limitation, any such opportunities that you become aware of in connection with your employment by PineBridge Investments.

The Company acknowledges that you are serving on the Board strictly in your individual capacity and not as an agent or designee of any PineBridge Party.

To the extent practicable, the Company and the Board will undertake to inform you of any conflicts that exist or that may arise from time to time between the Company Parties, on one hand, and the PineBridge Parties, on the other hand.

Nothing in this letter is intended, nor shall it be deemed, in any way to limit any indemnity, release, exculpation or similar rights and protections to which you are entitled under applicable law, the Company’s organizational documents or any other agreement or instrument.

Very truly yours,

[NAME OF THE COMPANY]

By:	[Authorized Officer of the Company]
Name:
Title:

and

By:	[Chairman of the Board of Directors]
Name:
Title: